NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS SECURITY HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND THIS SECURITY WAS ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].

THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS NOTE.

Convertible Note

Issuance Date: September 22, 2025	Original Principal Amount: 0G 50,000,000

FOR VALUE RECEIVED, Flora Growth Corp, a corporation organized under the laws of the Province of Ontario, Canada (the “Company”), hereby promises to pay to Zero Gravity Labs Inc., a Delaware corporation, or its registered assigns (“Holder” and together with the Company, the “Parties”), the amount of 0G tokens (“0G”) set forth above as the Original Principal Amount (as increased by any PIK Interest (as defined below) or reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) on September 22, 2035 (the “Maturity Date”), or such earlier date as this Note is required to be repaid as provided hereunder, whether upon acceleration, redemption, prepayment or otherwise, and to pay interest (“Interest”) on any outstanding Principal from the date set forth above as the Issuance Date (the “Issuance Date”) until this Note is paid or converted in full, in accordance with the terms hereof. This Convertible Note (this “Note”) is issued pursuant to the Securities Purchase Agreement (as amended, restated, supplemented or otherwise modified, the “Securities Purchase Agreement”), dated as of September 22, 2025, by and between the Company and the Holder, as amended from time to time. Certain capitalized terms used and not otherwise defined herein are defined in Section 22.  The Company may not prepay all or any portion of this Note prior to the Maturity Date, except as provided in Section 1(d) below.  Unless otherwise agreed by Holder in its sole and absolute discretion or otherwise converted into Common Shares in accordance with the terms hereof, all payments of Principal, Interest or other amounts payable under this Note shall be made in 0G; provided, however, that Holder may in its sole and absolute discretion require that any payment of Interest or other amount payable under this Note that is denominated in 0G (excluding any Principal, other than any PIK Interest to the extent added to the Principal Amount) be made instead in U.S. dollars in an amount equal to the U.S. Dollar Value (as defined below) thereof.

1. INTEREST; MANDATORY PREPAYMENT.

(a) The Company shall pay interest to the Holder on the outstanding Principal of this Note at the rate of eight percent (8.0%) per annum (the “Interest Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning September 30, 2025 (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date) (each such date, an “Interest Payment Date”); provided, however, that with respect to any Interest Payment Date through and including September 30, 2026, the Parties may agree that the accrued Interest for the applicable period shall be payable in kind by capitalizing and adding such accrued Interest to the outstanding Principal Amount of this Note on such Interest Payment Date (“PIK Interest”).  Such PIK Interest shall be automatically capitalized on the applicable Interest Payment Date by adding the amount thereof to the outstanding Principal Amount of this Note. For purposes of this Note and the Securities Purchase Agreement, the amounts so capitalized pursuant to this Section 1(a) shall constitute a portion of the Principal Amount outstanding of this Note and shall bear Interest in accordance with this Section 1 and all references herein or in the Securities Purchase Agreement to the Principal or Principal Amount of this Note shall include all Interest accrued and capitalized as a result of any payment of PIK Interest.

(b) Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods and shall accrue daily commencing on the Issuance Date until payment in full of the outstanding Principal, together with all accrued and unpaid Interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the "Note Register").

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the "Interest Rate" shall, unless waived by the Holder in writing, mean a rate of thirteen percent (13.0%) per annum.

2. CONVERSION OF NOTE. At any time from and after Shareholder Approval until this Note is no longer outstanding, this Note shall be convertible into validly issued, fully paid and non-assessable Common Shares, on the terms and conditions set forth in this Section 2.

(a) Optional Conversion. The Holder shall be entitled, at any time from and after  Shareholder Approval until this Note is no longer outstanding, on one or more occasions, to convert all or a portion of the outstanding Principal and accrued and unpaid Interest under this Note into validly issued, fully paid and non-assessable Common Shares in accordance with Section 2(b) at the Conversion Price.

(b) Mechanics of Conversion.

(i) The number of Common Shares issuable upon conversion of any Principal and accrued and unpaid Interest pursuant to Section 2(a) shall be determined by dividing (x) the U.S. Dollar Value of such Principal and/or accrued and unpaid Interest, by (y) the Conversion Price.

(ii) To convert any Conversion Amount into Common Shares on any date (a "Conversion Date"), the Holder shall deliver (whether via electronic mail or otherwise) to the Company, for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in substantially the form attached hereto as Exhibit A (each, a "Conversion Notice").  No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire Principal Amount of this Note, plus all accrued and unpaid Interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company's obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding Principal Amount of this Note in an amount equal to the applicable Principal so converted. The Holder and the Company shall maintain records showing the Principal Amount(s) converted and the date of such conversion(s).  The Holder, and any assignee by acceptance of this Note, acknowledges and agrees that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Amount of this Note may be less than the amount stated on the face hereof.

(iii) As soon as practicable following the applicable Conversion Date, but no later than three (3) Business Days thereafter (the "Share Delivery Date"), the Company shall deliver, or cause to be delivered, to the Holder a certificate or book entry statement representing the number of validly issued, fully paid and non-assessable Conversion Shares being acquired upon conversion of this Note. If all or any portion of this Note is converted at a time when there is an effective registration statement to cover the resale of the Conversion Shares or if such Conversion Shares may be sold under Rule 144 (or if such legend is not otherwise required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC) then such Conversion Shares shall be issued free of all United States securities law restrictive legends (the "Legend Removal Conditions").  Except in the case of any certificate or book entry statement bearing a restrictive legend, all Conversion Shares required to be delivered by the Company under this Section 2 shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If the Conversion Date is at a time when the Legend Removal Conditions are not then satisfied, then the Conversion Shares shall bear a restrictive legend in substantially the following form, as appropriate:

"THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND THIS SECURITY WAS ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES."

(iv) If the Conversion Date is before [DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE], then the Conversion Shares shall bear a restrictive legend in substantially the following form, as appropriate:

"UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]."

(v) If, in the case of any Conversion Notice, the applicable Conversion Shares are not delivered to or as directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company.

(vi) In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall (A) pay in cash in U.S. Dollars to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder's total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 2(b)(iii).  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(vii) The Company's obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.

(viii) The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(ix) The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall at its election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the Conversion Price or round such fraction of a Common Share down to the nearest whole share.

(c) Conversion Price. The Conversion Price shall equal $33.34 (the “Conversion Price”), subject to updates on or prior to the Closing as set forth below. The Conversion Price shall not be adjusted due to subsequent volatility in the Company’s market capitalization, except as set forth in Section 5 herein. The Conversion Price may be increased on or prior to the Closing by Holder in its sole discretion by providing written notice to the Company on or prior to the Closing.

3. REGISTER. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holder(s) of this Note and the Principal Amount of this Note held by such holder(s) (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holder(s) of this Note shall treat each Person whose name is recorded in the Register as the owner of the Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary.

4. RANKING. The obligations of the Company under this Note shall rank pari passu with all other unsubordinated Indebtedness of the Company.

5. ADJUSTMENTS FOR STOCK DIVIDENDS AND SPLITS; FUNDAMENTAL TRANSACTIONS.

(a) Dividends and Stock Splits.  If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares, (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Common Shares, any shares in the capital of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective time in the case of a subdivision, combination or re classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of all Common Shares, as a class (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of all of the outstanding Principal Amount of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete conversion of all of the outstanding Principal Amount of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Notice to Holder. If (i) the Company shall declare a dividend (or any other distribution in whatever form other than a stock split) on the Common Shares, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares (excluding any granting or issuance of rights to all of the Company's shareholders pursuant to a shareholder rights plan), (iii) the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of the Company or of any rights, (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger, amalgamation or arrangement to which the Company is a party, any sale or transfer of all or substantially all of the assets of its, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Register, at least 10 calendar days prior to the applicable record or effective date hereinafter specified (unless such information is filed with the SEC on its EDGAR system in which case a notice shall not be required), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, amalgamation, arrangement, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, amalgamation, arrangement sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Note constitutes, or contains, material, non-public information regarding the Company, the Company shall file such notice with the SEC as soon as practicable, but in any event within four (4) Business Days, pursuant to a Current Report on Form 8-K and complete any required filings under applicable Canadian securities laws. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein or prohibited under applicable securities laws.

(e) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and certifying the calculation of such adjustment.

(f) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any Fundamental Transaction, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of Common Shares of the successor or acquiring corporation, if it is the surviving corporation, or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares in the capital of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term "Company" under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note and the Securities Purchase Agreement referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company and the Successor Entity or Successor Entities shall assume all of the obligations of the Company under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

(g) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

6. BENEFICIAL OWNERSHIP. Notwithstanding anything to the contrary contained herein, the Company shall not issue any Common Shares pursuant to the terms of this Note, and the Holder shall not have the right to any Common Shares otherwise issuable pursuant to the terms of this Note and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of Common Shares outstanding immediately after giving effect to such issuance. For purposes of this Section 6, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act. In the event that the issuance of Common Shares to the Holder upon conversion of this Note would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership would exceed the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio and any portion of this Note so converted shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may, from time to time, increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of convertible notes issued under the Securities Purchase Agreement that is not an Attribution Party of the Holder; provided however, notwithstanding the forgoing, the Holder shall not be entitled to so increase or decrease the Maximum Percentage at any time that the Holder may be deemed to hold this Note with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

7. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an "Event of Default":

(i) the suspension from trading or the failure of the Common Shares to be trading or listed (as applicable) on a Trading Market, and such suspension or failure continues for a period of five (5) consecutive Trading Days;

(ii) the Company's failure to pay to the Holder any amount when and as due under this Note, if such failure remains uncured for a period of five (5) Business Days;

(iii) the Company's or any material Subsidiary's (A) default on any payment of any amount or amounts of principal or interest of any Indebtedness in excess of $500,000, or (B) default in the observance or performance of any other agreement or condition relating to any Indebtedness in excess of $500,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of Indebtedness in excess of $500,000 to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(iv) default in the Company's obligation to convert this Note in accordance with Section 2 upon exercise of the conversion right with respect thereto;

(v) default in the Company's obligations under Section 4;

(vi) default in any of the Company's obligations or agreements under this Note or the Securities Purchase Agreement (other than as set forth in clauses (i)-(v) of this Section 7(a)) where such default remains uncured for thirty (30) days;

(vii) any representation or warranty made in this Note or the Securities Purchase Agreement shall be untrue or incorrect in any material respect as of the date when made or deemed made, except, in the case of a breach of a representation or warranty that is curable, only if such breach remains uncured for a period of three (3) consecutive Business Days;

(viii) the Company or any material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law (or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, monitor, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(ix) an involuntary case or other proceeding shall be commenced against the Company or any material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, monitor, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against the Company or any Subsidiary under applicable bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of the Company or Subsidiary; or

(x) any final, non-appealable monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $500,000 (to the extent such judgment, writ or similar final process is not covered by either (a) independent third-party insurance as to which the insurer does not deny coverage or (b) another reasonably creditworthy indemnitor (as reasonably determined by the Holder)), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

(b) Notice of an Event of Default; Remedies.

(i) Upon the occurrence of an Event of Default with respect to this Note, the Company shall within five (5) Business Days deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an "Event of Default Notice") to the Holder.

(ii) Upon the occurrence and continuance of any Event of Default, the Holder, at its option, may (i) by notice to the Company, declare the unpaid Principal Amount of this Note, all Interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid Principal Amount of this Note, all such Interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that if an event described in Section 7(a)(viii) or Section 7(a)(ix) above shall occur, the result which would otherwise occur only upon giving of notice by the Holder to the Company as specified above shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Holder under applicable law.

8. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, amalgamation, plan of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note, the Company (a) shall not increase the par value of any Common Shares receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such reasonable actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Note, including but not limited to obtaining Shareholder Approval.

9. RESERVATION OF AUTHORIZED SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than 100% of such aggregate number of Common Shares as shall (subject to the terms and conditions set forth in the Securities Purchase Agreement) be issuable (taking into account the adjustments of Section 5) upon the conversion of the then outstanding Principal Amount of this Note, plus all accrued and unpaid Interest hereunder, at the Conversion Price then in effect (the "Required Reserve Amount"). The Company covenants that all Common Shares that shall be so issuable shall, upon issue subsequent to Shareholder Approval, be duly authorized, validly issued, fully paid and nonassessable. If, notwithstanding this Section 9, and not in limitation thereof, at any time while this Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.

10. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

11. COVENANTS. Until this Note has been fully converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Compliance. The Company shall, and shall cause each Subsidiary to, comply with its obligations under this Note and the Securities Purchase Agreement.

(b) Preservation of Existence, Etc. The Company shall, and cause each material Subsidiary to, maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, that a wholly-owned Subsidiary may merge, amalgamate or consolidate into another or into the Company.

(c) Taxes. The Company shall, and cause each Subsidiary to, pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries (except where the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Securities Purchase Agreement) on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(d) Maintenance of Properties.  The Company shall, and shall cause each Subsidiary to, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a have a Material Adverse Effect (as defined in the Securities Purchase Agreement) on the Company or any of its Subsidiaries.

(e) Compliance with Laws.  The Company shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property.

(f) Insurance.  The Company shall, and shall cause each Subsidiary to, maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; and (b) all worker's compensation, employer's liability insurance or similar insurance as may be required under the laws of any state, province or jurisdiction in which it may be engaged in business.

(g) 1934 Act Reports. The Company will send to Holder copies of all reports that the Company is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the 1934 Act within five (5) calendar days after the date that the Company is required to file or furnish the same (after giving effect to all applicable grace periods under the 1934 Act); provided, however, that the Company need not send to Holder any material that has been confidentially submitted to the SEC or for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC, or any correspondence with the SEC. Any report that the Company files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent Holder at the time such report is so filed or furnished via the EDGAR system (or such successor), it being understood that Holder shall not be responsible for determining whether such filings have been made or for their timeliness or their content.

(h) Rule 144 Information. If the Company is not subject to Section 13(a) or 15(d) of the 1934 Act at any time when this Note or Common Shares issuable upon conversion of this Note are outstanding and constitute "restricted securities" (as defined in Rule 144 under the 1933 Act), then the Company (or its successor) will promptly provide to Holder and, upon written request, to any beneficial owner or prospective purchaser of this Note or Common Shares, the information required to be delivered pursuant to Rule 144 under the 1933 Act to facilitate the resale of such Notes or shares pursuant to such Rule 144.

(i) Use of 0G. Unless otherwise agreed in writing by Lender, so long as this Note is outstanding, the Company will use the 0G and Staking Rewards only in connection with the Permitted Activity and in a commercially reasonable and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform the Permitted Activity. For the avoidance of doubt, any Staking Rewards received by the Borrower shall be owned by the Borrower but remain subject to the terms of this Agreement.

(j) No Sale or Transfer of 0G. Without the prior written consent of the Holder, the Company shall not, directly or indirectly, (x) offer, sell, loan, collateralize, pledge, hypothecate, sponsor, distribute, issue or otherwise dispose of or encumber, (y) agree or contract to do any of the foregoing, or (z) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the Contributed 0G (as defined in the Securities Purchase Agreement), the 0G tokens underlying such Contributed 0G or any Staking Rewards. Notwithstanding the foregoing, the Company shall not be restricted from engaging in the Permitted Activity.

12. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any amendment, modification or waiver of this Note. Section 2(c) and Section 23(y) may be amended by Holder in its sole discretion pursuant to the terms set forth therein solely. Any amendment, modification or waiver so approved shall be binding upon all existing and future Holders.

13. REISSUANCE OF THIS NOTE.

(a) Transfer. The Holder has the right, without the consent of or notice to the Company, to sell, transfer, assign, negotiate, or grant participation in all or any part of this Note. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and (iv) shall have the same rights and conditions, including Shareholder Approval prior to the issuance of any Conversion Shares, as this Note.

14. REMEDIES CUMULATIVE. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder's rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

15. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.

16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

17. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor.

18. CANCELLATION. After all Principal, accrued Interest, and other amounts at any time owed on this Note have been paid or otherwise converted in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

19. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

20. GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and the Holder agree that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against the Company, the Holder or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. The Company and the Holder each irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. The Company and the Holder each irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If the Company or the Holder shall commence an action or proceeding to enforce any provisions of this Note, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

21. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

22. EXPENSES. Notwithstanding anything to the contrary herein or in the Securities Purchase Agreement, the Company agrees to pay on demand in U.S. dollars all the losses and reasonable documented out of pocket costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) which the Holder incurs in connection with enforcement or attempted enforcement of this Note, or the protection or preservation of the Holder's rights under this Note, whether by judicial proceedings or otherwise.  Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

23. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "0G Chain" means the 0G Chain, a layer-1 blockchain designed to enable users to deploy and operate decentralized artificial intelligence (AI) applications and data.

(b) "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(c) "1934 Act" means the Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(d) "Affiliate" shall have the meaning ascribed to such term in Rule 405 of the 1933 Act.

(e) "Attribution Parties" means, collectively, the following Persons: (i) any direct or indirect Affiliates of the Holder or any of the foregoing, (ii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Person whose beneficial ownership of the Common Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 12(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g) "Common Share Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time shares of Common Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Shares.

(h) "Common Shares" means the Company's common shares, no par value per share.

(i) "Conversion Shares" means the Common Shares issuable pursuant to the terms of this Note, including, without limitation, upon conversion or otherwise.

(j) "Fundamental Transaction" means, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger, amalgamation or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination); provided that, a primary issuance of securities by the Company in one or more financing transactions the primary purpose of which is a bona fide equity financing of the Company shall not constitute a Fundamental Transaction.

(k) "GAAP" means United States generally accepted accounting principles, consistently applied.

(l) "Group" means a "group" as that term is used in Section 12(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(m) "Indebtedness" means: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company or any Subsidiary, irrespective of whether such obligation or liability is assumed; (iv) all obligations for the deferred purchase price of assets, other than trade debt and other accounts payable incurred in the ordinary course of business; (v) all synthetic leases; and (vi) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(n) "Maturity Date" shall have the meaning specified in the preamble of this Note.

(o) “Permitted Activity” means staking 0G on the 0G Chain.

(p) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) "Principal Amount" means, with respect to a given date, the outstanding Principal of this Note on such date.

(r) "Rule 144" means Rule 144 under the 1933 Act (or any successor rule thereto), as the same may be amended from time to time.

(s) "SEC" means the U.S. Securities and Exchange Commission.

(t) "Shareholder Approval" means approval of the Company's shareholders to issue the Conversion Shares in accordance with Rule 5635(d) of the Listing Rules of the Nasdaq Stock Market.

(u) "Staking Rewards" means any 0G that is received directly as a result of staking 0G on the 0G Chain.

(v) "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Company.

(w) "Trading Day" means a day on which national stock exchanges in the United States are open for trading.

(x) "Trading Market" means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(y) "U.S. Dollar Value" means, as of any date of determination, with respect to any amount of Principal or Interest denominated in 0G (the “Applicable Amount”), (A) the Applicable Amount, multiplied by (B) $3.00 (the “Conversion Value”). The Conversion Value may be increased on or prior to the Closing by Holder in its sole discretion by providing written notice to the Company on or prior to the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

FLORA GROWTH CORP

By:
Name: Dany Vaiman
Title: Chief Financial Officer

[Convertible Note of Flora Growth Corp. - Signature Page]

EXHIBIT A

FORM OF CONVERSION NOTICE

Reference is made to the Convertible Note (the "Note") issued to the undersigned by Flora Growth Corp, a corporation organized under the laws of the Province of Ontario, Canada (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into common shares of the Company, no par value per share (the "Common Shares"), as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

By executing this Conversion Notice, the undersigned re-affirms the representations and warranties set forth in Section 2 of the Securities Purchase Agreement as of the date indicated below.

Date of Conversion:

Aggregate Principal to be converted:	–

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE CONVERSION AMOUNT
TO BE CONVERTED:

Please confirm the following information:

Conversion Price:	$

Number of Common Shares to be issued:		–

Please issue the Common Shares into which the Note is being converted to Holder, or for its benefit, as follows:

Issue to:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address: